EXHIBIT 99.1

FOR IMMEDIATE RELEASE

SANMINA CALLS FOR PARTIAL REDEMPTION OF
SENIOR FLOATING RATE NOTES DUE 2014

SAN JOSE, California — December 10, 2012 — Sanmina Corporation is calling today for redemption on January 9, 2013 $100.0 million in aggregate principal amount of its Senior Floating Rate Notes due 2014 (the “Notes”).  The aggregate principal amount of the Notes currently outstanding is approximately $257.4 million.  The CUSIP number for the Notes being called for redemption is 800907 AN7.  Upon redemption, holders of the Notes being redeemed will receive $1,000 per $1,000 principal amount of Notes, plus accrued and unpaid interest on the Notes being redeemed to, but excluding, the redemption date.

The redemption is anticipated to be funded through existing cash and borrowings under the Company’s credit facility.

A Notice of Redemption is being mailed to all registered holders of the Notes.  Copies of the Notice of Redemption may be obtained from U.S. Bank National Association, the Paying Agent, by calling (800) 934-6802.

About Sanmina Corporation

Sanmina Corporation is a leading integrated manufacturing solutions provider serving the fastest-growing segments of the global Electronics Manufacturing Services (EMS) market. Recognized as a technology leader, Sanmina provides end-to-end manufacturing solutions, delivering superior quality and support to OEMs primarily in the communications, defense and aerospace, industrial and semiconductor systems, medical, multimedia, computing and storage, automotive and clean technology sectors. Sanmina has facilities strategically located in key regions throughout the world. More information regarding the company is available at www.sanmina.com.

Contact

Paige Bombino

Investor Relations

Sanmina Corporation

408.964.3610

ir@sanmina.com